     Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Third Quarter 2012 Results

ALBANY, N.Y., (November 13, 2012) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the third quarter ended September 30, 2012. Results for the third quarter of 2012 include:

•	Net sales of $571 million compared to $653 million in the prior year period. The decline was primarily due to a decrease in volume and price, as well as product mix shift.

•
Operating loss of $(7) million versus operating income of $27 million in the prior year period. Third quarter 2012 operating loss reflected margin compression in certain product lines and a product mix shift due to declines in certain higher-margin products.

•
Net loss attributable to Momentive Performance Materials Inc. of $(81) million compared to a net loss of $(32) million in the prior year period, which reflected the same factors impacting operating loss.

•	Segment EBITDA of $51 million compared to $97 million in the prior year period. Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to net loss later in this release.

“Our third quarter 2012 results reflected continued weak economic conditions, excess capacity in the silicones industry and seasonality,” said Craig O. Morrison, Chairman, President and CEO. “Soft demand in Europe and the Asia Pacific region for some of our higher-margin products, such as those serving the electronics, semiconductor and commercial construction markets, also negatively impacted our third quarter 2012 results. In addition, our quartz business continued to experience a downturn in demand for semiconductor-related products, which we anticipate to continue into the fourth quarter of 2012 as quartz customers further reduce their inventory levels.”

“To address the ongoing market volatility, we continue to focus on the cost and cash actions that we can directly control. Through September 30, 2012, we have realized approximately $59 million in cost savings as a result of the Shared Services Agreement with Momentive Specialty Chemicals Inc. on a run-rate basis since the program began in late 2010. In addition, in the second quarter of 2012, we announced an incremental $30 million in restructuring actions, of which we achieved $7 million in the third quarter of 2012. We anticipate fully realizing $43 million of total pro forma savings that are remaining from the Shared Services Agreement and the incremental restructuring actions over the next nine to 15 months.”

“We were also pleased to successfully complete the first stage of our refinancing activities announced in October 2012, which will proactively extend our debt maturity profile."

Business Results

The Company's profitability measure has changed from operating income to Segment EBITDA (earnings before interest, income taxes, depreciation and amortization) in the third quarter of 2012. Following are net sales and Segment EBITDA by business for the three- and nine-months ended September 30, 2012 and 2011. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among businesses. Other primarily represents certain general and administrative expenses that are not allocated to the businesses. (Note: Segment EBITDA is defined and reconciled to net loss later in this release).

Net Sales (1):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Silicones	$512	$568	$1,616	$1,780
Quartz	59	85	175	261
Total	$571	$653	$1,791	$2,041

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.

Segment EBITDA

Three Months Ended September 30,			Nine Months Ended September 30,
2012		2011	2012	2011
Silicones	$44	$74	$153	$270
Quartz	16	25	38	83
Other	(9)	(2)	(27)	(9)
Total	$51	$97	$164	$344

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Segment EBITDA:
Silicones	$44	$74	$153	$270
Quartz	16	25	38	83
Other	(9)	(2)	(27)	(9)
Total	51	97	164	344

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	1	(13)	(9)	(4)
Restructuring and other costs	(9)	(8)	(35)	(24)
Total adjustments	(8)	(21)	(44)	(28)
Interest expense, net	(71)	(64)	(197)	(193)
Income tax (expense) benefit	(5)	5	(9)	(22)
Depreciation and amortization	(48)	(49)	(142)	(147)
Loss on extinguishment and exchange of debt	—	—	(6)	—
Net loss	$(81)	$(32)	$(234)	$(46)
Refinancing Activities

On October 25, 2012, MPM Escrow LLC and MPM Finance Escrow Corp., wholly owned special purpose subsidiaries of the Company (the “Escrow Issuers”), issued $1.1 billion principal amount of first-priority senior secured notes due 2020 (the “ First Lien Notes”) in a private offering. The proceeds from the sale of First Lien Notes have initially been placed in escrow pending satisfaction of certain conditions, including, among others, either (i) obtaining an amendment to the Company's senior secured credit facilities to permit the Company to assume the obligations of the Escrow Issuers under the First Lien Notes or (ii) entering into the asset-based lending facility, or ABL facility, described below. Following the release of such escrow the Company intends to use the proceeds from the sale of First Lien Notes (i) to repay all amounts outstanding under its senior secured credit facilities, (ii) to purchase, redeem or discharge all of its outstanding $200 million aggregate principal amount of 12 ½% Second-Lien Senior Secured Notes due 2014, (iii) to pay related fees and expenses and (iv) for general corporate purposes.

On October 25, 2012, the Company obtained $270 million of commitments from financial institutions for a new $300 million asset-based revolving loan facility (the “ABL Facility”). The borrowing base will be based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. The ABL Facility will replace the Company's existing revolving senior secured credit facilities and the Company expects to enter into the ABL Facility as soon as practicable following the satisfaction of customary closing conditions.

Liquidity and Capital Resources

At September 30, 2012, Momentive Performance Materials had approximately $3.0 billion of long-term debt compared to $2.9 billion of long-term debt at December 31, 2011. In addition, at September 30, 2012, Momentive Performance Materials had

$283 million in liquidity including $110 million of cash and cash equivalents and $173 million of borrowings available under its senior secured revolving credit facility. Liquidity on an as-adjusted basis at September 30, 2012 was $401 million giving effect to the release from escrow of the proceeds from the sale of First Lien Notes after the repayment of debt and related fees and expenses described above.

At September 30, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, including available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the next twelve months.

Outlook

“We continue to focus on prudently managing our liquidity and driving costs out of the business,” said Morrison. “During the fourth quarter of 2012 we expect to benefit from normal seasonality and ongoing cost reduction initiatives. Going forward, we believe our diversified technologies and varied end markets provide significant growth opportunities for us, which we are aggressively pursuing through our global specialty materials platform.”

Earnings Call

Momentive Performance Materials will host a teleconference to discuss third quarter 2012 results on Tuesday, November 13, 2012, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-798-2864
International Participants: 617-614-6206
Participant Passcode: 87215779

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on November 13, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 73181660. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes

The instruments that govern the Company's indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a certain financial ratio. Payment of borrowings under the

Company's senior secured credit facilities and notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreement governing the senior secured credit facilities include the failure to pay principal and interest when due, a material breach of representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing the notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.

The financial maintenance covenant in the credit agreement governing the senior secured credit facilities provides that at any time that loans or letters of credit are outstanding (and not cash collateralized) under the Company's revolving credit facility (which is part of the senior secured credit facilities), the Company is required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of the Company's “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. On September 30, 2012, the Company was in compliance with the senior secured leverage ratio maintenance covenant.

As indicated above, the Company expects to enter into a new ABL Facility that will replace the senior secured credit facilities as soon as practicable following the satisfaction of customary closing conditions. The financial maintenance covenant in the agreement governing the ABL Facility is expected to provide that if the Company's availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $30 million, the Company is required to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 1.0 to 1.0 as of the last day of any fiscal quarter. The Company does not currently meet such ratio, and therefore in the event that the Company enters into the ABL Facility, the Company does not expect to allow availability under the ABL Facility to fall below such levels.

In addition to the financial maintenance covenant described above, the Company is also subject to certain incurrence tests under the credit agreement governing the senior secured credit facilities and the indentures governing the notes that restrict the Company's ability to take certain actions if the Company is unable to meet specified ratios. For instance, the indentures governing the notes contain an Adjusted EBITDA to Fixed Charges ratio incurrence test that restricts the Company's ability to incur indebtedness or make investments, among other actions, if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. “Fixed charges” are generally defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of September 30, 2012, the Company was not able to satisfy this test. The restrictions on the Company's ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under the senior secured credit facilities (including the use of unused borrowing capacity under the revolving credit facility, which was $173 million at September 30, 2012). Based on its forecast for the next 12 months, the Company has sufficient cash and available borrowing capacity to fund operations and pay liabilities as they come due in the normal course of business.

On September 30, 2012, the Company was in compliance with all covenants under the credit agreement governing the senior secured credit facilities and all covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company's ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company's indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company's costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company's operations, it is a necessary element of the Company's costs and ability to operate), non-recurring expenses and capital expenditures.
The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under the credit agreement and as substantially calculated under the indentures) for the period presented:

		Last twelve months ended September 30, 2012

Net loss attributable to Momentive Performance Materials Inc.		$(329)
Gain on extinguishment and exchange of debt		(1)
Interest expense, net		260
Income taxes		14
Depreciation and amortization		192
EBITDA		136
Noncontrolling interest	(a)	—
Restructuring and other costs	(b)	46
Non cash and purchase accounting effects	(c)	11
Management fee and other	(d)	7
Pro forma savings from Shared Services Agreement	(e)	17
Pro forma savings from other initiatives	(f)	26
Exclusion of Unrestricted Subsidiary results	(g)	(20)
Adjusted EBITDA		$223

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$738
Senior Secured Leverage Ratio for the twelve-month period ended September 30, 2012	(h)	3.31

____________________

(a)	Reflects the elimination of noncontrolling interests resulting from the sale of the Shenzhen joint venture in 2011.

(b)	Relates primarily to restructuring and other costs.

(c)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment or disposal charges. For the twelve-month period ended September 30, 2012, non-cash items include: (i) unrealized foreign currency exchange loss of $13 million, (ii) asset disposal charges of $3 million, (iii) stock-based compensation expense of $1 million and (iv) pension curtailment gains of $6 million.

(d)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(e)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

(f)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(g)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(h)	The Senior Secured Leverage Ratio measures the ratio of Senior Secured Net Debt to Adjusted EBITDA.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive

Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$571	$653	$1,791	$2,041
Costs and expenses:
Cost of sales, excluding depreciation	410	448	1,293	1,351
Selling, general and administrative expenses	94	102	307	292
Depreciation and amortization expenses	48	49	142	147
Research and development expenses	18	20	53	60
Restructuring and other costs	8	7	32	21
Operating (loss) income	(7)	27	(36)	170
Other income (expense):
Interest expense, net	(71)	(64)	(197)	(193)
Other income, net	—	—	11	—
Loss on extinguishment and exchange of debt	—	—	(6)	—
Loss before income taxes and earnings from unconsolidated entities	(78)	(37)	(228)	(23)
Income taxes (benefit)	5	(5)	9	22
Loss before earnings from unconsolidated entities	(83)	(32)	(237)	(45)
Earnings from unconsolidated entities, net of taxes	2	—	3	—
Net loss	(81)	(32)	(234)	(45)
Net income attributable to the noncontrolling interest	—	—	—	(1)
Net loss attributable to Momentive Performance Materials Inc.	$(81)	$(32)	$(234)	$(46)

Condensed Consolidated Balance Sheets (Dollar amounts in millions) (Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$110	$203
Accounts receivable (net of allowance for doubtful accounts of $3)	307	315
Due from affiliates	1	8
Inventories	399	394
Prepaid expenses	20	14
Deferred income taxes	9	10
Other current assets	46	49
Total current assets	892	993
Property and equipment, net	1,040	1,084
Other long-term assets	89	89
Deferred income taxes	24	25
Intangible assets, net	509	542
Goodwill	432	432
Total assets	$2,986	$3,165
Liabilities and Deficit
Current liabilities:
Trade payables	$296	$312
Short-term borrowings	4	3
Accrued expenses and other liabilities	151	162
Accrued interest	57	62
Due to affiliates	7	15
Accrued income taxes	5	2
Deferred income taxes	20	19
Current installments of long-term debt	31	36
Total current liabilities	571	611
Long-term debt	2,978	2,895
Other liabilities	50	51
Pension liabilities	299	292
Deferred income taxes	48	52
Total liabilities	3,946	3,901
Commitments and contingencies
Deficit:
Common stock	—	—
Additional paid-in capital	605	605
Accumulated deficit	(1,803)	(1,569)
Accumulated other comprehensive income	238	228
Total Momentive Performance Materials Inc.'s deficit	(960)	(736)
Noncontrolling interests	—	—
Total deficit	(960)	(736)
Total liabilities and deficit	$2,986	$3,165

Condensed Consolidated STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Fiscal nine-month period ended
	September 30, 2012	September 30, 2011
Cash flows from operating activities:
Net loss	$(234)	$(45)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	142	147
Loss on the extinguishment of debt	6	—
Amortization of debt discount and issuance costs	15	12
Deferred income taxes	(3)	9
Earnings from unconsolidated entities	(3)	—
Stock-based compensation expense	—	2
Other non-cash adjustments	3	—
Changes in operating assets and liabilities:
Accounts receivable	6	(21)
Inventories	(6)	(55)
Due to/from affiliates	(1)	10
Accrued income taxes	1	(2)
Prepaid expenses and other assets	(5)	(11)
Trade payables	(15)	26
Accrued expenses and other liabilities	(18)	—
Pension liabilities	9	12
Net cash (used in) provided by operating activities	(103)	84
Cash flows from investing activities:
Capital expenditures	(69)	(71)
Purchases of intangible assets	(2)	(2)
Proceeds from disposal of assets	2	—
Net cash used in investing activities	(69)	(73)
Cash flows from financing activities:
Debt issuance costs	(8)	(5)
Increase (decrease) in short-term borrowings	1	(1)
Proceeds from long-term debt	559	52
Payments of long-term debt	(487)	(61)
Net cash provided by (used in) financing activities	65	(15)
Decrease in cash and cash equivalents	(107)	(4)
Effect of exchange rate changes on cash	14	—
Cash and cash equivalents, beginning of period	203	254
Cash and cash equivalents, end of period	$110	$250